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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Memory Pharmaceuticals Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-129188) and the Registration Statements on Form S-8 (No. 333-114201, No. 333-122738, No. 333-127485 and No. 333-131728) of Memory
Pharmaceuticals Corp. of our report dated March 30, 2006, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Memory Pharmaceuticals Corp.

/s/ KPMG LLP

Short Hills, New Jersey
March 30, 2006